Exhibit 3.3

CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
OF
10.00% SERIES A CONVERTIBLE PERPETUAL PARTICIPATING PREFERRED STOCK
OF
SURGERY PARTNERS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), SURGERY PARTNERS, INC., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in Article 4(c) of its Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), and in accordance with the provisions of Section 141 and Section 151 of the DGCL, the Board of Directors (“Board of Directors”) of the Corporation has adopted the following resolution on August 31, 2017, creating a series of 310,000 shares of preferred stock, par value $0.01 per share, of the Corporation designated as “10.00% Series A Convertible Perpetual Participating Preferred Stock”:

RESOLVED, that a series of preferred stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series and the voting powers, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions thereof, of the shares of such series, are as follows:

Section 1.                                          Designation; Ranking; Issuance.

(a)                                 There is hereby created out of the authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation, a series of preferred stock, designated as “10.00% Series A Convertible Perpetual Participating Preferred Stock” par value $0.01 per share (the “Series A Preferred Stock”).  The number of shares constituting such series shall be 310,000.  Each share (a “Share”) of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock.

(b)                                 The Series A Preferred Stock ranks prior to the Common Stock and any other Capital Stock (including with respect to dividends, redemption and rights upon any Liquidation Event).

(c)                                  The Shares shall be issued by the Corporation in certificated form for their Initial Value, in such amounts, at such times and to such Persons as shall be specified by the Board of Directors, from time to time.

Section 2.                                          Number of Shares. The number of Shares authorized is 310,000, which number may be decreased (but not below the number thereof then outstanding), but not increased, from time to time by the Board of Directors.

Section 3.                                          Defined Terms and Rules of Construction.

(a)                                 Definitions.

“Accrued Value” means, with respect to any Share, on any date, the sum of (a) the Initial Value plus (b) all dividends (whether or not declared) on such Share that have compounded through each and every Dividend Compounding Date starting from the first Dividend Compounding Date up to, and including such date (if such date is a Dividend Compounding Date) or the most recent Dividend Compounding Date, in each case, to the extent not otherwise paid in cash.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition: “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, each investment fund managed and/or advised by, or any other Person under common control with, Sponsor or any such investment fund shall be deemed to be an Affiliate of the Sponsor.

“Alternative Fundamental Change Redemption Date” is defined in Section 6(b)(iii).

“Amended and Restated Certificate of Incorporation” is defined in the preamble.

“Applicable Fundamental Change Percentage” means, in respect of any Fundamental Change that occurs (a) before the first anniversary of the Issue Date, 110%, (b) on or after the date that is one year following the Issue Date and prior to the date that is two years following the Issue Date, 109%, (c) on or after the date that is two years following the Issue Date and prior to the date that is three years following the Issue Date, 108%, (d) on or after the date that is three years following the Issue Date and prior to the date that is four years following the issue date, 107%, (e) on or after the date that is four years following the Issue Date and prior to the date that is five years following the Issue Date, 106%, (f) on or after the date that is five years following the Issue Date and prior to the date that is six years following the Issue Date, 105%, (g) on or after the date that is six years following the Issue Date and prior to the date that is seven years following the Issue Date, 103%, (h) on or after the date that is seven years following the Issue Date and prior to the date that is eight years following the Issue Date, 101% and (i) on or after the date that is eight years following the Issue Date, 100%.

“Applicable Optional Redemption Percentage” means, in respect of any Optional Redemption for which the related Redemption Date occurs (1) on or after the date that is five years following the Issue Date and prior to the date that is six years following the Issue Date, 105%, (2) on or after the date that is six years following the Issue Date and prior to the date that is seven years following the Issue Date, 103%, (3) on or after the date that is seven years following the Issue Date and prior to the date that is eight years following the Issue Date, 101% and (4) on or after the date that is eight years following the Issue Date, 100%.

“Board of Directors” is defined in the preamble.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” means any and all shares of stock (in each case however designated) issued or issuable by the Corporation, and any rights to purchase, warrants or options to acquire, or participations or other interests in, such stock.

“Certificate of Designations” means this Certificate of Designations, Preferences, Rights and Limitations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Change of Control” means any (a) consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition of substantially all of the assets or properties of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) acquisition by any single Person or group (other than any Sponsor Entity or any group (as defined in Rule 13d-5 of the Exchange Act) of which any such Sponsor Entity is a member) of the beneficial ownership, direct or indirect, of greater than 30% of the voting power of the Corporation’s issued and outstanding Voting Stock, or (c) merger or consolidation to which the Corporation is a party except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

“Change of Control Purchase Price” means, with respect to any Change of Control, an amount equal to the sum of (a) the price payable in cash in such Change of Control for one share of the Common Stock outstanding immediately prior to such Change of Control, plus (b) if the consideration payable for each share of Common Stock is not solely cash, the Fair Market Value of such non-cash consideration payable in such Change of Control for one share of Common Stock.

“Close of Business” means, with respect to any Business Day, 5:00 p.m., New York City time, on such day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation under the Amended and Restated Certificate of Incorporation.

“Common Stock Deemed Outstanding” means, as of any time, the number of shares of Common Stock then actually outstanding at such time.

“Conversion Date” is defined in Section 7(c).

“Conversion Price” means, as of the Issue Date, $19.00 per share of Common Stock, subject to adjustment from time to time thereafter as set forth in Section 8.

“Conversion Stock” means shares of the Common Stock issuable upon the conversion of Shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” is defined in the preamble.

“Corporation Conversion Date” is defined in Section 7(b).

“Deemed Conversion Shares” means, with respect to each Share, with respect to any date, the number of shares of Conversion Stock (including fractional shares) equal to the quotient of (i) the Accrued Value of such Share as of and including such date plus, without duplication, dividends accrued but not yet compounded as of and through such date divided by (ii) the Conversion Price in effect as of such date.

“Deemed Redeemed Shares” is defined in Section 6(c).

“DGCL” is defined in the preamble.

“Dividend Compounding Date” means March 31, June 30, September 30 and December 31 of each year, beginning for any Share, on the earliest such date after the Issuance Date.

“Dividend Rate” means 10.00% per annum as may be adjusted pursuant to Section 11(b).

“Dividend Record Date” means, with respect to any Dividend Compounding Date, March 15, June 15, September 15 or December 15, as the case may be, immediately preceding such Dividend Compounding Date.

“Event of Noncompliance” is defined in Section 11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any security or other property (including for the avoidance of doubt any Common Stock, Option or Convertible Security issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation), the fair market value of such security or other property at such time, as determined in good faith by the Board of Directors using a nationally recognized investment bank to provide a valuation opinion.

“Fundamental Change” means (a) Change of Control or (b) the Common Stock ceasing to be listed or quoted on a Trading Market.

“Fundamental Change Make-Whole Amount” is defined in Section 6(b)(ii)(1).

“Fundamental Change Redemption Date” is defined in Section 6(b)(iii).

“Indebtedness” means as to any Person, all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money and any other indebtedness that is evidenced by a promissory note, bond, debenture or similar instrument.

“Initial Value” means $1,000.00 per Share.

“Internal Reorganization Event” means a merger or consolidation which is effected (a) by or among the Corporation and its direct and/or indirect Subsidiaries or any new parent company or (b) between the Corporation and any Person for the primary purpose of changing the domicile of the Corporation.

“Investor” means BCPE Seminole Holdings LP, a Delaware limited partnership.

“Issue Date” means August 31, 2017, the original date of issuance of the Series A Preferred Stock.

“Junior Stock” means any class or series of stock issued by the Corporation that ranks junior to the Series A Preferred Stock as to (a) the payment of dividends or (b) the distribution of assets on any Liquidation Event, or both (a) and (b).

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary).

“Loan Documents” means the definitive documents entered into by the Corporation and its Subsidiaries governing the indebtedness contemplated under the debt financing commitment letters provided in connection with the Purchase Agreement and any documentation with respect to outstanding indebtedness on the Issue Date.

“Majority Owned” is defined in the definition of Subsidiary.

“Market Price” means, with respect to one share of any security, as of a particular date (the “Valuation Date”), the following: (a) if such security is then quoted on The New York Stock Exchange (“NYSE”), The NASDAQ Global Market (the “NASDAQGM”), The NASDAQ Global Select Market (the “NASDAQGSM”), Pink OTC Markets (the “OTC”) or any similar exchange, quotation system or association (together, each of the NYSE, the NASDAQGM, the NASDAQGSM and the OTC, a “Trading Market”), the arithmetic average of the daily volume weighted average prices, as reported by Bloomberg Financial L.P., of one share of such security on the principal Trading Market for the period of five Trading Days consisting of the Trading Day immediately prior to the Valuation Date and the four Trading Days immediately prior to such date (unless, between the first and last Trading Day of such five Trading Day period, the ex-dividend or effective date occurs for an event that would give rise to an adjustment to the Conversion Price pursuant to Section 8 if such event were to occur with respect to the Common Stock, in which case the Board of Directors will determine the Market Price of such security for such date in good faith taking into account Trading Market information) or, (b) if such security is not then quoted on a Trading Market, the Fair Market Value of one share of such security as of the Close of Business on the Valuation Date.  If the Common Stock is not then quoted on a Trading Market, then the Board of Directors shall respond promptly, in writing, to any inquiry by any holder of Series A Preferred Stock as to the Fair Market Value of a share of the Common Stock.  Notwithstanding the above, for the purposes of adjustments to the Conversion Price made in accordance with Section 8(b), if an announcement or disclosure of a potential issuance or sale is made after the end of trading on a Trading Day, the Valuation Date for measuring the “Market Price” in such circumstance shall be such Trading Day and if an announcement or disclosure of a potential issuance or sale is made other than after the end of trading on a Trading Day, the Valuation Date for measuring the “Market Price” in such circumstance shall such be the last Trading Day immediately prior to such announcement or disclosure.

“NASDAQGM” is defined in the definition of Market Price.

“NASDAQGSM” is defined in the definition of Market Price.

“NYSE” is defined in the definition of Market Price.

“Optional Redemption” is defined in Section 6(a)(i).

“Optional Redemption Date” is defined in Section 6(a)(ii).

“Optional Redemption Notice” is defined in Section 6(a)(ii).

“Optional Redemption Price” is defined in Section 6(a)(i).

“Options” means any rights, warrants or options to subscribe for, acquire or purchase the Common Stock or Convertible Securities.

“Organic Change” is defined in Section 8(i).

“OTC” is defined in the definition of Market Price.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus, and all other material incorporated by reference in such prospectus.

“Purchase Agreement” means that certain purchase agreement related to the purchase and sale of the Series A Preferred Stock, dated as of May 9, 2017, between Investor and the Corporation, as amended from time to time in accordance with its terms.

“Redemption Date” is defined in Section 6(c).

“Reg Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated August 31, 2017, as it may be amended from time to time, by and among the Corporation and the Investor (and any other Persons who may become bound by such agreement at a later date in accordance with its terms).

“Regulation FD” means Regulation FD as promulgated under the Exchange Act.

“Registrable Securities” is defined in the Reg Rights Agreement.

“Required Percentage” means greater than 50% of the Shares acquired by the Sponsor Entities on the Issue Date with any proportional adjustments for any stock split, stock dividend, recapitalization or similar transactions.  For purposes of determining whether the Required Percentage is met, all Shares held by the Sponsor Entities shall be aggregated.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Directors” is defined in Section 9.

“Series A Preferred Stock” is defined in Section 1(a).

“Share” is defined in Section 1(a).

“Shelf Registration Statement” means a “shelf” registration statement of the Corporation that covers all the Registrable Securities (and may cover other securities of the Corporation) on Form S-3 and under Rule 415 under the Securities Act or, if the Corporation is not then eligible to file on Form S-3, on Form S-1 under the Securities Act, or any successor rule that may be adopted by the SEC, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Sponsor” means Bain Capital Private Equity, LP, a Delaware limited partnership.

“Sponsor Entities” means Investor, Sponsor, investment funds affiliated with Sponsor, and each of their respective successors and Affiliates.

“Sponsor Fundamental Change Redemption Date” is defined in Section 6(b)(ii).

“Subsidiary” means, when used with respect to any Person, any other Person of which (a) in the case of a corporation, at least a majority of the equity and the voting interests of which are owned or controlled, directly or indirectly, by such first Person (any such entity, a “Majority Owned” entity), by any one or more of its Majority Owned subsidiaries, or by such first Person and one or more of its Majority Owned subsidiaries, or (b) in the case of any Person other than a corporation, such first Person, one or more of its Majority Owned subsidiaries, or such first Person and one or more of its Majority Owned subsidiaries either (i) owns a majority of the equity interests thereof or (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Trading Day” means any day on which (a) trading in a security generally occurs on the principal Trading Market for such security, (b) such principal Trading Market does not fail to open for trading during its regular trading session and (c) there does not occur or exist on such day, for more than a one half-hour period, in the aggregate, any suspension or limitation imposed on the trading of such security or of any options, contracts or futures contracts relating to such security, which suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.  If a security is not quoted on any Trading Market, “Trading Day” shall have the same meaning as Business Day.

“Trading Market” is defined in the definition of Market Price.

“Valuation Date” is defined in the definition of Market Price.

“Voting Stock” means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“Window Trigger Date” is defined in Section 7(b).

“Withholding Tax” is defined in Section 16.

(b)                                 Rules of Construction.  Capitalized terms used in this Certificate of Designations which are not defined in this Section 3 (or in a document referenced in Section 3) have the meanings contained elsewhere in this Certificate of Designations.  Whenever the words “include,” “includes” or “including” are used in this Certificate of Designations, they are deemed to be followed by the words “without limitation.”  Any definitions used herein defined in the plural shall be deemed to include the singular as the context may require, and any definitions used herein defined in the singular shall be deemed to include the plural as the context may require. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

Section 4.                                          Dividends.

(a)                                 Dividends shall accrue and accumulate on each Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Shares) on a daily basis at the Dividend Rate on the Accrued Value from and including the Issue Date of such Share to and including the first date on which any of the following occurs: (i) payment is made in respect to such Share in connection with a Liquidation Event pursuant to Section 5, (ii) such Share is redeemed by the Corporation in accordance with Section 6, or (iii) such Share is converted into shares of Conversion Stock pursuant to Section 7.  Dividends on Shares shall compound quarterly on each Dividend Compounding Date.  Dividends on Shares shall accrue, accumulate, and compound whether or not they have been declared, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and whether or not a cash payment of such dividends would be prohibited under any Loan Documents.  In any given quarter, to the extent that (x) the Corporation is legally permitted to pay dividends in cash and (y) an independent committee of the Board of Directors (which for the avoidance of doubt shall exclude any directors employed within the last three years by investment funds affiliated with H.I.G. Capital, LLC) has determined that payment of such dividends in cash is in the best interest of stockholders (taking into account the impact that payment of such dividends in cash or the ability to make such cash payment of such dividends, would have on the treatment of the Shares as debt or equity by the credit agencies rating the Company, its Subsidiaries, Indebtedness of the Company or its Subsidiaries or the Shares), the Board of Directors may, in its sole discretion, declare a cash dividend in an amount up to 50% of the amount of the dividends that have accrued and accumulated on the Shares through the end of such quarter, and, if the Board of Directors so declares, the Corporation shall pay such cash dividend on the Dividend Compounding Date for such quarter to the holders of record of the Shares as they appear on the Company’s stock register at the Close of Business on the relevant Dividend Record Date.  For the avoidance of doubt, the amount of any quarterly dividend on Shares paid in cash to the holders of Shares on the Dividend Compounding Date pursuant to the immediately preceding sentence shall not compound on the Dividend Compounding Date and shall not be included in Accrued Value.  With respect to any Share, its Issue Date shall remain the same regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

(b)                                 Participating Dividends.  In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series A Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock as if all of the outstanding Series A Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the Corporation will determine the record holders of Common Stock entitled to such dividends.

Section 5.                                          Liquidation.  Upon any Liquidation Event, each holder of Series A Preferred Stock then outstanding shall be entitled to be paid for each Share, out of the assets of the Corporation available for distribution to shareholders of the Corporation, and after satisfaction of (or reservation of an amount sufficient to satisfy) all liabilities and obligations to creditors of the Corporation, but before any distribution or payment is made upon any Junior Stock, an amount in cash equal to the greater of (a) the Accrued Value of such Share as of and including the date of the Liquidation Event plus, without duplication, dividends accrued but not yet compounded as of and through such date and (b) the amount that such holder would be entitled to receive in respect of Conversion Stock in connection with such Liquidation Event if such Share were converted into Conversion Stock immediately prior to such event in accordance with Section 7(a), and the holders of Series A Preferred Stock shall not be entitled to any other payment with respect to such Share. If upon any Liquidation Event, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the entire aggregate amount that they are entitled to be paid under the first sentence of this Section 5, then the entire assets available (including any right to future or contingent distributions) to be distributed to the Corporation’s stockholders shall be distributed pro rata among the holders of the Series A Preferred Stock, based upon the aggregate Accrued Value (plus, without duplication, any accrued dividends not already included in such Accrued Value) as of and including the date of the Liquidation Event of the Series A Preferred Stock held by each such holder.  As soon as practicable prior to the payment date stated therein, the Corporation shall deliver written notice of any such Liquidation Event to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and to each share of Common Stock in connection with such Liquidation Event.

Section 6.                                          Redemptions.

(a)                                 Redemption at the Option of the Corporation.

(i)                                     No sinking fund is provided for the Series A Preferred Stock. The Corporation shall not have the right to redeem the Series A Preferred Stock prior to the fifth anniversary of the Issue Date.  On or after the fifth anniversary of the Issue Date, the Corporation will have the right (but not the obligation) to redeem (an “Optional Redemption”) all, but not less than all, of the Series A Preferred Stock then outstanding in accordance with this Section 6, for an amount of cash per Share, payable by wire transfer to the account or accounts designated in writing to the Corporation by such holder, equal to the product of (A) the Applicable Optional Redemption Percentage multiplied by (B) the sum of the Accrued Value of such Share as of and including the Optional Redemption Date plus, without duplication, dividends accrued but not yet compounded as of and through such date (such amount, the “Optional Redemption Price”).

(ii)                                  In case the Corporation exercises its Optional Redemption right to redeem all of the Series A Preferred Stock then outstanding pursuant to this Section 6(a), it shall fix a date for redemption (each, an “Optional Redemption Date”) and it shall mail a notice of such Optional Redemption (an “Optional Redemption Notice”) not less than 30 days prior to the Optional Redemption Date to each holder of Series A Preferred Stock at its last address as the same appears on the Corporation’s stock register.  The Optional Redemption Date must be a Business Day.  For the avoidance of doubt, any holder may convert its Shares pursuant to Section 7(a) at any time prior to the Close of Business on the date that is three (3) Business Days prior to the Optional Redemption Date.

(iii)                               Each Optional Redemption Notice shall specify:

(1)                                 the Optional Redemption Date;

(2)                                 the Optional Redemption Price;

(3)                                 that on the Optional Redemption Date, the Optional Redemption Price will become due and payable upon each Share, and that any dividends thereon will cease to accumulate after the Optional Redemption Date;

(4)                                 the place or places where such Shares are to be surrendered for payment of the Optional Redemption Price; and

(5)                                 that holders may surrender their Shares for conversion at any time prior to the Close of Business on the date that is three (3) Business Days immediately preceding the Optional Redemption Date.

Any delivered Optional Redemption Notice is irrevocable.

(iv)                              If any Optional Redemption Notice has been given in respect of Shares in accordance with this Section 6(a), holders of Shares shall surrender any Shares that have not been converted prior to the related Optional Redemption Date to the Corporation on the Optional Redemption Date at the place or places stated in the Redemption Notice for the payment in full of the Optional Redemption Price solely in cash.

(v)                                 From and after the Optional Redemption Date (unless the Corporation shall default in providing for the payment of the Optional Redemption Price), (1) dividends will cease to accrue on Shares, (2) Shares shall no longer be deemed outstanding and (3) all rights of the holders of Shares hereunder will terminate, except the right to receive the Optional Redemption Price for each Share payable in full in cash on the Optional Redemption Date.

(b)                                 Redemption at the Option of the Holder Upon Fundamental Change.

(i)                                     If, prior to the effective date of a Fundamental Change, the Corporation has knowledge of such Fundamental Change, then no later than 30 days prior (or such lesser number of days as is practicable if such knowledge is obtained thereafter) to the occurrence of the Fundamental Change, the Corporation shall, to the extent legally permissible, give written notice of such proposed Fundamental Change, which notice shall describe (to the extent known) the expected date of consummation thereof to each holder of Series A Preferred Stock (provided, that the Corporation shall not be required to deliver such notice if its delivery would result in, or, in the Corporation’s sole reasonable discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any similar provision of any law applicable to the Corporation; provided, further, that so long as the Sponsor and its Affiliates are subject to a confidentiality obligation with the Corporation, the exception to the notice requirement set forth in the immediately preceding proviso shall not apply to the Sponsor or its Affiliates).

(ii)                                  If a Fundamental Change occurs, each holder of the Series A Preferred Stock will have the right (but not the obligation) to require the Corporation to redeem all, but not less than all, of such holder’s Series A Preferred Stock on the Fundamental Change Redemption Date for an amount of cash per Share, payable by wire transfer to the account or accounts designated in writing to the Corporation by such holder, equal to:

(1)                                 if the Fundamental Change is a Change of Control, the greater of (A) the product of (1) the Applicable Fundamental Change Percentage multiplied by (2) the sum of the Accrued Value of such Share as of and including the Fundamental Change Redemption Date plus, without duplication, dividends accrued but not yet compounded as of and through such date (such amount in this clause (A), the “Fundamental Change Make-Whole Amount”) and (B) the product of (1) the Deemed Conversion Shares at the time of closing of such Change of Control multiplied by (2) the Change of Control Purchase Price; and

(2)                                 if the Fundamental Change is not a Change of Control, the Fundamental Change Make-Whole Amount;

by delivering to the Corporation, at its principal office or to such other location as may be directed by the Corporation, the Shares to be redeemed and written notice of such election (x) if notice was delivered by the Corporation to such holder pursuant to Section 6(b)(i), by 12:00 p.m., New York time, on the Business Day immediately preceding the effective date of the Fundamental Change, and (y) if notice was delivered by the Corporation to such holder pursuant to Section 6(b)(iii), by the Close of Business on the day that is three Business Days prior to the Alternative Fundamental Change Redemption Date. Upon timely receipt of any holder’s election and Shares, the Corporation shall be obligated to redeem the Shares of such holder (1) if the Corporation delivered notice to such holder pursuant to Section 6(b)(i), on the date of the occurrence of the Fundamental Change (the “Sponsor Fundamental Change Redemption Date”), and (2) if the Corporation delivered notice to such holder pursuant to Section 6(b)(iii), on the Alternative Fundamental Change Redemption Date, in each case, in priority over any payments to the holders of Junior Stock.  If any proposed Fundamental Change does not occur, any request for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred Stock may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.

(iii)                               If a Fundamental Change occurs and notice is not given to such holder pursuant to Section 6(b)(i), then the Corporation will deliver notice of such Fundamental Change to such holder as promptly as practicable after the occurrence of such Fundamental Change, which notice shall set forth the date on which the Corporation will redeem any Shares properly tendered by such holder in accordance with Section 6(b)(ii) in connection with such Fundamental Change, which date, shall be no fewer than 25 Business Days, and no more than 35 Business Days after the date on which such notice is delivered (the “Alternative Fundamental Change Redemption Date”, and together with the Sponsor Fundamental Change Redemption Date, the “Fundamental Change Redemption Date”).

(c)           Redemption Payments.  For each Share to be redeemed hereunder, to the extent required by the Corporation, upon surrender by the holder thereof at the Corporation’s principal office, or to such other location as may be directed by the Corporation, of the certificate representing such Share and any other documentation required pursuant to this Certificate of Designations and reasonably requested by the Corporation, the Corporation shall be obligated on the Optional Redemption Date or any Fundamental Change Redemption Date (each a “Redemption Date”) to pay to the holder thereof, by wire transfer to an account or accounts designated by the holder at least three Business Days prior to the relevant Redemption Date, an amount in cash equal to the redemption price of such Share in accordance with Section 6(a), Section 6(b), or Section 6(c), as applicable.  If the Corporation pays any holder of more than one Share an amount of cash less than the amount of the redemption price due in accordance with Section 6(a), Section 6(b), or Section 6(c) with respect to such Shares, the payment shall be deemed to satisfy the Corporation’s obligations with respect to a number of Shares held by such holder (the “Deemed Redeemed Shares”) equal to the maximum number of Shares held by such holder for which the applicable redemption price could have been paid in full by such amount of cash, and thereafter, such Deemed Redeemed Shares shall be redeemed by the Corporation in accordance with Section 6(a) or Section 6(b), as applicable, and cancelled and retired.  For the avoidance of doubt, any Shares not redeemed pursuant to Section 6(a), Section 6(b), or Section 6(c), as applicable, shall remain outstanding.

(d)           Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed by the Corporation or otherwise acquired by the Corporation or which are converted shall be canceled and retired to “authorized but unissued shares” and shall not be reissued, sold or transferred.

(e)           No Other Redemptions.  The Series A Preferred Stock shall not be redeemable except as expressly authorized in this Section 6.

Section 7.              Conversion.

(a)           Conversion at the Option of the Holder.  Each Share may be converted on any date, from time to time, at the option of the holder thereof into a number of shares of Conversion Stock equal to the Deemed Conversion Shares.

(b)           Conversion at the Option of the Corporation.  If, on any date following the date that is two years after the Issue Date, (i) no Event of Noncompliance has occurred and is continuing, (ii) there is an effective Shelf Registration Statement covering the resale of all of the Registrable Securities, which remains effective through and including the Corporation Conversion Date, and and (iii) for any 20 Trading Days out of the 30 consecutive Trading Day-period immediately preceding such date, the volume weighted average closing price of the Common Stock on such Trading Days equaled or exceeded $42.00 per share (such day, the “Window Trigger Date”), then the Corporation may cause the conversion of all, but not less than all, of the Shares into a number of shares of Conversion Stock equal to the Deemed Conversion Shares by providing written notice to the holders of the Series A Preferred Stock, no later than 10 days after such Window Trigger Date, of the Corporation’s election to cause such conversion, and of the effective date of such conversion, which effective date shall not be earlier than 30 days or later than 60 days after the date of such notice (the “Corporation Conversion Date”).

(c)           Conversion Procedure.  To convert Shares pursuant to Section 7(a) or Section 7(b), the holder of such Shares must deliver the certificate(s) representing such Shares to the Corporation at its principal corporate office, or to such other locations as may be directed by the Corporation, and with respect to a conversion pursuant to Section 7(a), together with an irrevocable written notice of conversion.  The “Conversion Date” means, for any Share, (i) in the case of a conversion under Section 7(a), the date on which such Share is submitted for conversion and the duly signed and completed notice of conversion of such Share is received by the Corporation and (ii) in the case of a conversion under Section 7(b), the Corporation Conversion Date.  Upon conversion of a Share, (x) the Person entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock at the Close of Business on the Conversion Date for such Share (and, for the avoidance of doubt, without limiting the rights of holders of Shares provided herein (including voting rights as provided in Section 9 or rights to dividends as provided in Section 4), prior to such time will not be treated as the holder or holders of record of such Conversion Stock or as entitled to any rights with respect to such shares of Conversion Stock by virtue of holding Shares), and (y) such Person shall cease to be a record holder of the Series A Preferred Stock at the Close of Business on such Conversion Date, in each of (x) and (y) irrespective of whether Conversion Stock is issued on or after the Conversion Date.  As promptly as practicable on or after the Conversion Date for any Share, the Corporation shall issue the number of whole shares of Conversion Stock issuable upon conversion, with such number of shares of Conversion Stock determined based on the aggregate number of Shares converted by the converting holder on such Conversion Date and any remaining balance satisfied in cash.  Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry (if Common Stock is then issued in one or more global certificates with a depositary).  If any holder converts only a portion of the Shares represented by a single certificate, the Corporation will promptly issue a new certificate representing the portion of the Shares that such holder has not converted.  Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder by sending certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice.  The Corporation shall be entitled to treat the registered holder of any share of Common Stock issued upon the conversion of a Share as the owner of such share for all purposes.

(d)           Contingent Conversion.  Notwithstanding any other provision of this Section 7, if a conversion of Series A Preferred Stock is to be made in connection with an event or transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(e)           Common Stock Reserved for Issuance.  The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, the number of shares of Conversion Stock that would be issuable upon the conversion of all outstanding Series A Preferred Stock.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances.  The Corporation shall take reasonable best efforts to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be promptly delivered by the Corporation upon each such issuance and except for any such law, regulation or requirement applicable because of the business or nature of the holder).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Stock in accordance with this Section 7(e).

(f)            Taxes.  The Corporation shall pay any and all transfer Taxes that may be payable in respect of the issue or delivery of shares of Conversion Stock on conversion of the Shares.  The Corporation shall not, however, be required to pay any Tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Conversion Stock in a name other than that in which the converted Shares of Series A Preferred Stock were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such Tax, or has established to the satisfaction of the Corporation that such Tax has been paid.

(g)           No Impairment. The Corporation shall not, by amendment of this Certificate of Designations or the Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

Section 8.              Conversion Price; Adjustments.

(a)           In order to prevent dilution of the conversion rights granted under Section 7, the Conversion Price shall be subject to adjustment from time to time, without duplication, in the circumstances and in the manner described in this Section 8.

(b)           Stock Dividends. In case the Corporation shall pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Corporation entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination.

(c)           Stock Purchase Rights. If the Corporation issues or sells to all holders of its Common Stock any Options entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such Options at a price per share for an amount of consideration per share less than the Market Price of one share of Common Stock determined as of the date of such issue or sale, then at the opening of business on the day following the date fixed for such determination the Conversion Price shall be reduced to equal (x) the Conversion Price in effect immediately prior to such issue or sale multiplied by (y)

a fraction, the numerator of which shall be (1) the number of shares of Common Stock Deemed Outstanding on the close of business on the date fixed for such determination plus (2) the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such Options (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase.

(d)           Debt, Asset or Security Distributions.  In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of Options referred to in Section 8(c), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, or any dividend or distribution referred to in Section 8(b)), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be Market Price minus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Price on the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution.

(e)           Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(f)            Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to the effective date or record date, as the case may be, for such subdivision shall be proportionately reduced on such effective date or record date, as the case may be, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to the effective date or record date for such combination shall be proportionately increased immediately after such effective date or record date.

(g)           Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(h)           Notices Related to Conversion Adjustments.

(i)            Promptly upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)           The Corporation shall give written notice to all holders of Series A Preferred Stock at least 10 Business Days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change or Liquidation Event.

(iii)          So long as the delivery of such notice would not result in, or, in the Corporation’s sole reasonable discretion, be likely to result in, the Corporation having to generally disclose material non-public information pursuant to Regulation FD, any successor law or any similar provision of any law applicable to the Corporation (provided, that so long as the Sponsor and its Affiliates are subject to a confidentiality obligation with the Corporation, such exception shall not apply to the Sponsor or its Affiliates), the Corporation shall also give written notice to the holders of Series A Preferred Stock at least 10 Business Days prior to the date on which any Organic Change shall take place.

(i)            Consolidation, Merger or Sale.  Any consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition of substantially all of the assets or properties of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, in each case, which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or assets with respect to, or in exchange for, Common Stock, is referred to herein as an “Organic Change”.  Prior to the consummation of any Organic Change, the Corporation shall, at its election, either redeem the Shares pursuant to Section 6(a) if the Corporation has the right to force such redemption at such time, cause the conversion of the Shares pursuant to Section 7(b) if the Corporation has the right to force such conversion at such time or make appropriate provisions to insure that the holder of any Share not being redeemed in accordance with Section 6(b) shall thereafter have the right to acquire and receive, upon conversion of such Share, in lieu of each share of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Share, the types and amounts of stock, other securities, cash or other assets that such holder would have received in connection with such Organic Change if such holder had converted its Share immediately prior to such Organic Change.  The Corporation shall not effectuate an Internal Reorganization Event unless the Series A Preferred Stock shall be outstanding as a class of preferred stock of the surviving corporation having the same rights, terms, preferences, liquidation preference and accrued and unpaid dividends as the Series A Preferred Stock in effect immediately prior to such Internal Reorganization Event.

Section 9.              Voting Rights.  Except as otherwise provided herein (including Section 10) or by applicable law, the holders of Shares shall be entitled to vote with the holders of shares of Common Stock, together as a single class, on all matters submitted to a vote of shareholders of the Corporation.  Each holder of Shares shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which all Shares held of record by such holder could then be converted pursuant to Section 7 at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed.  The holders of Shares shall be entitled to notice of any meeting of shareholders of the Corporation in accordance with the Bylaws.  On and following the Trigger Date (as defined in the Amended and Restated Certificate of Incorporation), for so long as the Sponsor Entities continue to own the Required Percentage, the holders of at least a majority of the then-outstanding Shares held by the Sponsor Entities, voting as a separate class, shall be entitled to elect two (2) directors to the Board of Directors and at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors (the “Series A Directors”); provided that, if and for so long as the Sponsor Entities continue to own more than 50% of the Required Percentage but less than 100% of the Required Percentage, the holders of at least a majority of the then-outstanding Shares held by the Sponsor Entities, voting as a separate class, shall be entitled to elect one (1) Series A Director at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.  The Series A Directors shall only be removed by the holders of at least a majority of the then-outstanding Shares held by the Sponsor Entities, voting as a separate class.

Section 10.            Protective Provisions.  For so long as the Sponsor Entities continue to own the Required Percentage, the Corporation shall not, and shall cause its Subsidiaries not to, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least the majority of the then-outstanding Shares, voting as a separate class:

(a)           amend, modify, waive, repeal or restate any provision in this Certificate of Designations, the Amended and Restated Certificate of Incorporation or Bylaws, similar organizational documents of the Corporation’s Subsidiaries, the Reg Rights Agreement or any other rights involving the rights of holders with respect to any Shares, including, by merger, consolidation, recapitalization or otherwise, in each case, in any manner that adversely affects the powers, preferences or rights of the Shares;

(b)           enter into any contract that would prohibit or restrict the ability of the Corporation to perform its obligations with respect to the Series A Preferred Stock;

(c)           incur Indebtedness (including guarantees on Indebtedness) in excess of the amount of Indebtedness outstanding on the Issue Date;

(d)           extend, supplement, amend, waive or otherwise modify any material provisions of the Loan Documents or any other agreement, indenture or similar instrument governing any terms of Indebtedness of the Corporation or its Subsidiaries, other than refinancing Indebtedness outstanding on the Issue Date;

(e)           acquire or divest in one or more series of transactions the stock or assets of any Person for consideration in excess of $25 million individually or $125 million in the aggregate in any given year;

(f)            establish or acquire any Subsidiaries outside of the United States;

(g)           effect a Fundamental Change;

(h)           effect any bankruptcy or Liquidation Event of the Corporation or its Subsidiaries;

(i)            declare or pay any dividends other than dividends on the Series A Preferred Stock;

(j)            authorize, create or issue any Capital Stock of the Corporation or any of its Subsidiaries other than Junior Stock or pursuant to any management plan approved by the Board of Directors;

(k)           (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Shares in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is Junior Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Shares in respect of any such right, preference or privilege;

(l)            enter into or effect any transaction involving the recapitalization, reorganization, reclassification, repurchase, redemption, exchange or other acquisition of any equity securities of the Corporation or its Subsidiaries, other than repurchases or redemptions by a wholly owned Subsidiary of its outstanding securities, or redemptions or other repurchases of Common Stock from employees of the Corporation and its Subsidiaries pursuant to plans or arrangements approved by the Board of Directors; or

(m)          agree in writing or commit or publicly announce an intention to do any of the foregoing.

Section 11.            Events of Noncompliance.

(a)           Definition.  An “Event of Noncompliance” shall have occurred if: (A) the Corporation fails to make any redemption payment with respect to the Series A Preferred Stock which it is required to make under this Certificate of Designations, whether or not such payment is legally permissible or is prohibited by any Loan Document or any other agreement to which the Corporation is subject or (B) the Corporation breaches any of its payment obligations under this Certificate of Designations, including Section 7(f) hereto.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

(b)           Consequences of Events of Noncompliance.

(i)            If an Event of Noncompliance has occurred and is continuing, the Dividend Rate for such outstanding Shares will increase by 3.00% per annum, effective as of the date of the Event of Noncompliance, and will increase by an additional 0.50% per annum on each successive Dividend Compounding Date (up to a maximum Dividend Rate of 20.00% per annum), in each case, until such Event of Noncompliance has been cured and no longer is continuing.

(ii)           If any Event of Noncompliance exists, each holder of Series A Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights and remedies which such holder may have at law or in equity.

(c)           For the avoidance of doubt, any action by the Corporation in violation of this Certificate of Designations, including with respect to the rights of holders of Shares pursuant to Section 8 or Section 10, shall be null and void ab initio, and of no force or effect.

Section 12.            Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock.  The Corporation shall be entitled to treat the registered holder of any Share as the owner of such Share for all purposes.  Upon the surrender of any certificate representing Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 13.            Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices and (b) to any holder of Shares, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder by written notice to the Corporation).

Section 14.            Replacement Certificates.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at the holders expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 15.            Amendment and Waiver.  No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designations shall be binding or effective without the prior written consent of the holders of a majority of the Shares outstanding at the time such action is taken.  For the avoidance of doubt, no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Shares may be accomplished whether by the merger, consolidation or other transaction of the Corporation with any other Person unless the Corporation has obtained the prior written consent of the holders of the majority the Shares then outstanding.

Section 16.            Withholding; Offset of Taxes.  The Corporation or any other withholding agent shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of Shares such amounts as the Corporation or such withholding agent are required to deduct and withhold under the Code with respect to the making of such payment (“Withholding Tax”).  The Corporation or such other withholding agent shall provide the holder with (x) to the extent practicable, at least 10 Business Days advance notice of any amounts proposed to be withheld, (y) an original or certified copy of a receipt from the applicable taxing authority showing payment of any such Withholding Tax, and (z) such other information regarding any such Withholding Tax as the holder may reasonably request.  To the extent that Withholding Tax is withheld, (i) the Corporation or such other withholding agent timely shall pay over such amounts to the applicable taxing authority and (ii) such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.  To the extent that the Corporation is required to pay over to a taxing authority any Withholding Tax (excluding for the avoidance of doubt any Taxes referred to in the second sentence of Section 7(f)) on behalf of or with respect to any holder of Shares and such Withholding Tax is not withheld from a cash payment payable to such holder, then the Corporation may, in its sole and absolute discretion, set off such Withholding Tax payment against any payments of Conversion Stock or cash on such Shares or Common Stock received as Conversion Stock.

Section 17.            Incorporation by Reference. The full text of the Purchase Agreement, the Reg Rights Agreement, the Loan Documents and any other agreement referenced herein is on file at the registered office of the Corporation as set forth in the Amended and Restated Certificate of Incorporation (as such registered office may be modified from time to time in accordance with Section 133 of the DGCL or any successor provision).

* * * * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of August 31, 2017.

SURGERY PARTNERS, INC.

By:	/s/ Michael T. Doyle
Name:	Michael T. Doyle
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS (10.00% SERIES A CONVERTIBLE PERPETUAL PARTICIPATING PREFERRED STOCK) — SURGERY PARTNERS, INC.]